                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement      [_] Confidential, for use of the
                                        Commission only
                                             (as permitted by Rule 14a-
                                             6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to SECTION 240.14a-11(c) or SECTION 240.14a-12

                         CRESTLINE CAPITAL CORPORATION
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:

                          [LOGO OF CRESTLINE CAPITAL]

                        6600 Rockledge Drive, Suite 600
                            Bethesda, Maryland 20817

To Our Stockholders:

  You are cordially invited to attend the Annual Meeting of Stockholders of Crestline Capital Corporation (the "Company") at the Renaissance Portsmouth Hotel and Waterfront Conference Center, 425 Water Street, Portsmouth, Virginia, on Friday, June 29, 2001 at 10:00 a.m. At the meeting, stockholders will consider and vote on the following proposals:

  Proposal 1: The election of Kelvin L. Davis and John B. Morse, Jr., as directors for three-year terms expiring at the 2004 annual meeting; and

  Proposal 2: Ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company to serve for the 2001 fiscal year.

  The stockholders will also transact such other business, if any, which may be properly brought before the annual meeting.

  If you were a stockholder at the close of business on April 20, 2001, you may vote at the annual meeting. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us in the envelope provided.

  This proxy statement provides you with detailed information about the proposals to be voted on at the meeting. In order to satisfy our obligation to provide you with an annual report of the Company, a copy of the Company's 2000 Annual Report on Form 10-K providing you with additional information about the Company was previously mailed to you and we are enclosing the Company's 2000 Summary Annual Report with this proxy statement which should be read in connection with the Form 10-K. We encourage you to read the proxy statement and the other enclosed information carefully.

  We look forward to seeing you at the meeting.

                                          /s/ Bruce D. Wardinski
                                          Bruce D. Wardinski
                                          Chairman of the Board, President,
                                           and
                                          Chief Executive Officer

Bethesda, Maryland
May 21, 2001

                         CRESTLINE CAPITAL CORPORATION
                        6600 Rockledge Drive, Suite 600
                            Bethesda, Maryland 20817

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD FRIDAY, JUNE 29, 2001

  The Annual Meeting of Stockholders of Crestline Capital Corporation (the "Company") will be held at the Renaissance Portsmouth Hotel and Waterfront Conference Center, 425 Water Street, Portsmouth, Virginia at 10:00 a.m., on Friday, June 29, 2001. At the meeting, stockholders will consider and vote on the following proposals:

  Proposal 1: The election of Kelvin L. Davis and John B. Morse, Jr., as directors for three-year terms expiring at the 2004 annual meeting; and

  Proposal 2: Ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company to serve for the 2001 fiscal year.

  The stockholders will also transact such other business, if any, which may be properly brought before the annual meeting.

  The Board of Directors has fixed the close of business on April 20, 2001, as the record date for the determination of the stockholders entitled to notice of and to vote at the annual meeting.

                                       By order of the Board of Directors,

                                       /s/ Tracy M.J. Colden

                                       Tracy M.J. Colden
                                       Corporate Secretary

Bethesda, Maryland
May 21, 2001

_______________________________________________________________________________
| FOR DIRECTIONS TO THE MEETING, PLEASE REFER TO THE OUTSIDE BACK COVER OF THIS|
|                                PROXY STATEMENT.                              |
________________________________________________________________________________

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD WHETHER
                     OR NOT YOU PLAN TO ATTEND THE MEETING.

                         CRESTLINE CAPITAL CORPORATION
                        6600 Rockledge Drive, Suite 600
                            Bethesda, Maryland 20817

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                             FRIDAY, JUNE 29, 2001

                                  THE MEETING

  The Annual Meeting of Stockholders (the "Annual Meeting") of Crestline Capital Corporation (the "Company") will be held at the Renaissance Portsmouth Hotel and Waterfront Conference Center, 425 Water Street, Portsmouth, Virginia, beginning at 10:00 a.m. on Friday, June 29, 2001.

ABOUT THIS PROXY STATEMENT

  Our Board of Directors has sent you this Proxy Statement to solicit your vote at the Annual Meeting (including any adjournment or postponement of the Annual Meeting). We will pay all expenses incurred in connection with this proxy solicitation. In addition to mailing this Proxy Statement to you, we have hired MacKenzie Partners, Inc. to be our proxy solicitation agent for a fee of $6,500 plus expenses. We also may make additional solicitations by telephone, facsimile or other forms of communication. Brokers, banks and other nominees who hold our stock for other beneficial owners will be reimbursed by us for their expenses related to forwarding our proxy materials to the beneficial owners. This Proxy Statement is first being mailed to stockholders on or about May 21, 2001.

INFORMATION ABOUT VOTING

  If you are a stockholder of record as of the close of business on April 20, 2001 (the "Record Date"), you may vote your shares:

  . By Proxy: You can vote by completing, signing and dating the enclosed proxy card and returning it to us by mail in the envelope provided. The instructions for voting are contained on the enclosed proxy card. The individuals named on the card, your "proxies," will vote your shares as you indicate. If you sign your card without indicating how you wish to vote, all of your shares will be voted (1) FOR all of the nominees for director, (2) FOR ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company to serve for the 2001 fiscal year, and (3) at the discretion of your proxies on any other matter that may be properly brought before the Annual Meeting.

  .   In Person: You may attend the Annual Meeting and vote in person.

  You may revoke your proxy at any time before it is voted at the meeting by sending a written notice to Crestline Capital Corporation, P.O. Box 11463, New York, New York 10203-0463, that you have revoked the proxy, by providing a later-dated proxy or by voting in person at the Annual Meeting.

  The shares on your proxy card represent all of your shares of Company common stock registered with The Bank of New York and any shares that may be held in custody for your account by T. Rowe Price, as trustee for the Company's Retirement and Savings Plan (i.e., 401(k) plan) for employees. If you have shares in the Company Retirement and Savings Plan and do not vote by proxy, or you return your proxy card with an unclear voting designation or no voting designation at all, then T. Rowe Price will vote your plan shares in proportion to the way the other plan participants voted their shares held in the plan.

  If you held your shares in an account with a bank, broker or other nominee on the Record Date, please follow the instructions given to you on your ballot regarding casting your vote.

VOTING SECURITIES

  As of the Record Date, there were outstanding 15,425,823 shares of the Company's common stock, par value $0.01 per share. Only stockholders at the close of business on the Record Date will be entitled to vote. Each stockholder so entitled to vote at the meeting may cast, in person or by proxy, one vote for each share of Company common stock held by such stockholder.

QUORUM AND REQUIRED VOTES

  Holders of a majority of the outstanding shares of Company common stock must be present at the meeting, in person or by proxy, in order for a quorum to be present. Votes on the proposals will be tallied as follows:

  . Election of Directors: The two persons nominated for director receiving the most votes will be elected.

  . Ratification of Independent Auditors: The ratification of Arthur Andersen LLP as independent auditors of the Company must receive an affirmative vote from a majority of the shares of Company common stock present and voting on such proposal.

  Unless otherwise required by our Bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require an affirmative vote from a majority of the shares of Company common stock present and voting on such proposal.

  Shares of Company common stock represented by proxies that are marked "withhold authority" (with respect to the election of any nominee for election as director), or marked "abstain," or which constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum. Broker non-votes occur when a nominee holding shares of Company common stock for a beneficial owner has not received voting instructions from the beneficial owner and such nominee does not possess or choose to exercise discretionary authority with respect thereto. With respect to any matter to be decided by a plurality (such as the election of directors) or a majority of the votes cast at the meeting, proxies marked "withhold authority" or marked "abstain," or which constitute broker non-votes will not be counted for the purpose of determining the number of votes cast at the meeting.

                                 THE PROPOSALS

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

  Two directors will be elected at the Annual Meeting to serve until the 2004 annual meeting of stockholders. Kelvin L. Davis and John B. Morse, Jr. are the two nominees. Each of them is an incumbent director and certain biographical information about them as well as the other directors of the Company is set forth below. These nominees have consented to serve if elected, but should any nominee be unavailable to serve, your proxy will vote for the substitute nominee recommended by the Board of Directors. The two persons nominated for director receiving the most votes will be elected.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE PERSONS
                     NOMINATED FOR DIRECTOR IN PROPOSAL 1.

                                   DIRECTORS

  The following table sets forth certain information with respect to the directors of the Company:

Nominees for Director

Kelvin L. Davis
Age: 37
                           Mr. Davis has been a director of the Company since December 29, 1998. Mr. Davis' term expires at the 2001 annual meeting of stockholders. Mr. Davis is a Partner with the Texas Pacific Group, an international private equity investment firm. Prior to joining Texas Pacific Group in March 2000, Mr. Davis was the President and Chief Operating Officer of Colony Capital, Inc., an international real estate investment firm and had served in various other capacities with Colony since its formation in 1991. Mr. Davis also currently serves on the board of directors of each of Franchise Finance Corporation of America and Hotwire, an internet-based travel company.
[Photo]

John B. Morse, Jr.
Age: 54

                           Mr. Morse has been a director of the Company since December 29, 1998. Mr. Morse's term expires at the 2001 annual meeting of stockholders. Mr. Morse has held the position of Vice President, Finance, and Chief Financial Officer of The Washington Post Company since 1989. Mr. Morse also currently serves as the President of Washington Post Telecommunications, Inc. and Washington Post Productions, Inc., subsidiaries of The Washington Post Company. Mr. Morse also serves as Chairman of the Board of JMS Worldwide, a company in which The Washington Post has a five percent interest.
[Photo]

Directors Continuing in Office

Bruce D. Wardinski
Age: 41
                           Mr. Wardinski is Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Wardinski has been a director of the Company since November 9, 1998. Mr. Wardinski's term expires at the 2002 annual meeting of stockholders. Prior to joining the Company, Mr. Wardinski was an employee of Host Marriott Corporation ("Host Marriott"). At Host Marriott, he was appointed Senior Director of Project Finance in June 1993, Vice President of Project Finance in June 1994 and Senior Vice President of International Development in October 1995. In June 1996, Mr. Wardinski was elected Senior Vice President and Treasurer of Host Marriott. Mr. Wardinski also currently serves as Vice Chairman on the Board of ServiceSource, Inc., a not-for-profit advocacy group representing people with disabilities, and serves on the board of directors of eStara.
[Photo]


Adam M. Aron
Age: 46

                           Mr. Aron has been a director of the Company since December 29, 1998. Mr. Aron's term expires at the 2003 annual meeting of stockholders. Mr. Aron has held the position of Chairman of the Board and Chief Executive Officer of Vail Resorts, Inc. since July 1996. Prior to joining Vail Resorts, Inc., Mr. Aron served as President and Chief Executive Officer of Norwegian Cruise Line Ltd. from 1993 until 1996. Mr. Aron also currently serves on the board of directors of each of Sunterra Corporation and Florsheim Group, Inc.
[Photo]

Louise M. Cromwell
Age: 56

                           Ms. Cromwell has been a director of the Company since December 29, 1998. Ms. Cromwell's term expires at the 2002 annual meeting of stockholders. Ms. Cromwell has served as Senior Counsel in the Real Estate Practice Group of the law firm of Shaw Pittman, since January 1998. From April 1984 to December 1997, Ms. Cromwell was a Partner at Shaw Pittman. From January 1994 through December 1999, she served as General Counsel of Federal City Council. Ms. Cromwell also currently serves on the Board of The Economic Club of Washington.
[Photo]

John W. Marriott III       Mr. Marriott has been a director of the Company
Age: 40                    since December 29, 1998. Mr. Marriott's term
                           expires at the 2002 annual meeting of stockholders.
                           Mr. Marriott has held the position of Executive
                           Vice President of Sales and Marketing of Marriott
                           International, Inc. ("Marriott International") since March 2000. Mr. Marriott was Senior Vice
                           President of Marriott International's Mid-Atlantic
                           Region from June 1996 until March 2000. Since 1986,
                           Mr. Marriott has held successive positions including Director of Finance in Marriott
                           International's Treasury Department, Director of
                           Finance in Host Marriott's Finance and Development
                           Department and Vice President, Lodging Development for The Ritz-Carlton Hotel Company, L.L.C. He has also held positions as Director of Corporate
                           Planning, Finance, Director of Marketing and
                           General Manager for a hotel. Mr. Marriott also currently serves on the board of directors of Sodexho Marriott Services, Inc.
[Photo]

Michael A. Wildish
Age: 41

                           Mr. Wildish has been a director of the Company since December 29, 1998. Mr. Wildish's term expires at the 2003 annual meeting of stockholders. Mr. Wildish is a Managing Director in the investment firm of Credit Suisse First Boston. Credit Suisse First Boston acquired the investment firm of Donaldson, Lufkin & Jenrette in November 2000, where Mr. Wildish was a Managing Director since 1997. Prior to joining Donaldson, Lufkin & Jenrette, Mr. Wildish worked in the investment firm of Lazard Freres & Co. LLC, where he served as a General Partner from 1996 to 1997 and Vice President from 1992 to 1995.
[Photo]

William L. Wilson
Age: 61

                           Mr. Wilson has been a director of the Company since September 15, 1999. Mr. Wilson's term expires at the 2003 annual meeting of stockholders. Mr. Wilson has been the Principal-in-Charge of Synterra, Ltd., a site architectural and construction management firm, since it was established in 1972. Mr. Wilson currently serves on the Board of Directors of the City of Philadelphia Art Commission, the City of Philadelphia Percent for Art Council, the Kutztown University, School of Visual and Performing Arts, and the Board of Trustees of the Pennsylvania School for the Deaf.
[Photo]

THE BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors is divided into three classes, each consisting of approximately one-third of the total number of directors. There are currently eight directors. Class I directors, consisting of Bruce D. Wardinski, John W. Marriott III and Louise M. Cromwell, will hold office until the 2002 annual meeting of stockholders; Class II directors, consisting of Adam M. Aron, Michael A. Wildish and William L. Wilson, will hold office until the 2003 annual meeting of stockholders; and Class III directors, consisting of Kelvin
L. Davis and John B. Morse, Jr., will hold office until the 2001 annual meeting of stockholders. If Messrs. Davis and Morse are elected to serve as directors at the annual meeting, they will hold office until the 2004 annual meeting of stockholders.

  The Board met seven times in 2000. Each Director attended 75% or more of the meetings of the Board held during 2000 for the period during which he or she was a director. The Board has adopted four committees: (1) Executive, (2) Audit, (3) Compensation Policy and (4) Nominating and Corporate Governance.

  Executive Committee. The Executive Committee possesses and may exercise all the authority and powers of the Board of Directors in the management of the business and affairs of the Company, except those reserved to the Board of Directors by the Maryland General Corporation Law, the Company's Bylaws or the Executive Committee charter. The Executive Committee consists of four members:
Messrs. Davis, Marriott, Morse and Wardinski. Mr. Wardinski is Chairman of the Executive Committee. During fiscal year 2000, the Executive Committee did not meet.

  Audit Committee. The functions of the Audit Committee are focused in three areas to ensure that (i) a fair presentation of the Company's published financial information is made in compliance with all applicable professional and regulatory requirements, (ii) controls are in place to provide reasonable assurance that financial and operating policies, procedures and controls are adequate and effective, and (iii) the quality of internal and external audit efforts is adequate and that the Company's public accountants are independent. The Board has adopted a written charter setting out the functions of the Audit Committee, attached hereto as Appendix A. The Audit Committee recommends to the Board of Directors appointment of independent auditors; approves the scope of audits and other services to be performed by the independent and internal auditors; considers whether the performance of any professional service by the auditors other than services provided in connection with the audit function could impair the independence of the outside auditors; and reviews the results of internal and external audits, the accounting principles applied in financial reporting and financing and operational controls. The Audit Committee consists of three members: Messrs. Davis, Morse and Ms. Cromwell. Mr. Morse is Chairman of the Audit Committee. During fiscal year 2000, the Audit Committee met seven times. Each member attended 75% or more of the meetings held in 2000 for the period during which he or she was a member of the committee.

  Compensation Policy Committee. The Compensation Policy Committee's functions include recommendations on policies and procedures relating to senior officers' compensation and various stock plans, and approval of individual salary adjustments and stock awards in those areas. The Compensation Policy Committee consists of three members: Messrs. Aron, Wilson and Wildish. Mr. Wildish is the Chairman of the Compensation Policy Committee. The Compensation Policy Committee met three times in 2000. Each member attended 75% or more of the meetings held in 2000 for the period during which he was a member of the committee.

  Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee considers candidates for election as directors and is responsible for keeping abreast of, and making recommendations with regard to, corporate governance. In addition, the Nominating and Corporate Governance Committee advises the Board of Directors on a range of matters affecting the Board of Directors and its committees, including qualification of director candidates, compensation of directors, selection of committee chairs, committee assignments and related matters. The Nominating and Corporate Governance Committee consists of three members: Messrs. Aron and Wildish and Ms. Cromwell. Ms. Cromwell is the Chairperson of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met once in 2000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the number of shares of Company common stock beneficially owned as of March 1, 2001 by (i) each person serving as an executive officer or director of the Company, (ii) all director nominees, (iii) all directors, director nominees and executive officers as a group and (iv) persons or entities owning 5% or more of the outstanding shares of Company common stock.

                                                                      Percent
                                                  Number of             of
     Name and Address of Beneficial Owner(1)       Shares            Shares(2)
     ---------------------------------------      ---------          ---------
Directors:
Bruce D. Wardinski...............................   902,338(3)(4)       5.6
Adam M. Aron.....................................     9,000               *
Louise M. Cromwell...............................     8,601               *
Kelvin L. Davis..................................     4,500(5)            *
John W. Marriott III.............................   319,411(6)          2.0
John B. Morse, Jr................................     2,501(5)            *
Michael A. Wildish...............................     8,001               *
William L. Wilson................................     5,000(5)            *
Executive Officers:
David L. Durbin..................................    48,524(3)(4)         *
Steven J. Fairbanks..............................   136,308(3)(4)(7)      *
James L. Francis.................................   382,591(3)(4)       2.4
Donald R. Trice..................................   140,000(3)(4)(8)      *
All Directors, Director Nominees and Executive
 Officers as a Group (14 persons)................ 2,160,396            14.0
Other 5% Beneficial Owners:
J.W. Marriott, Jr. ..............................   924,080(9)          6.0
Richard E. Marriott..............................   881,913(10)         5.7
Blackstone Entities.............................. 1,370,423(11)         8.9
Brahman Entities................................. 1,391,830(12)         9.0
Perry Corp. ..................................... 1,254,900(13)         8.2
Performance Capital Entities..................... 1,502,500(14)         9.8

--------

*   Less than 1%
(1) Unless otherwise indicated, the address of each beneficial owner is 6600 Rockledge Drive, Suite 600, Bethesda, Maryland 20817.
(2) For purposes of computing the percentage of outstanding shares held by each person, all shares of Company common stock that such person has the right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the ownership percentage of any other person.
(3) As of March 1, 2001, there were 15,400,387 shares of Company common stock outstanding. For purposes of this table, a person is deemed to have "beneficial ownership" of the number of shares of common stock of the Company that such person would have had the right to acquire within 60 days after March 1, 2001 upon exercise of options to purchase shares of common stock granted pursuant to the Company's 1998 Amended and Restated Comprehensive Stock Incentive Plan (the "Comprehensive Stock Incentive Plan"). The following number of shares can be acquired by the named executives through the exercise of Company stock options exercisable within 60 days after March 1, 2001: Mr. Wardinski, 689,290; Mr. Durbin, 33,334; Mr. Fairbanks, 86,868; Mr. Francis, 292,959; and Mr. Trice, 125,000.
(4) Includes shares of unvested restricted stock awarded pursuant to the Company's Comprehensive Stock Incentive Plan to executives as follows: Mr. Wardinski, 72,000; Mr. Durbin, 15,000; Mr. Fairbanks, 18,000; Mr. Francis, 36,000; and Mr. Trice, 15,000. See "Executive Compensation; Summary Compensation Table."

(5) The shares included herein do not include non-employee director annual deferred share awards or stock units representing fees deferred at the election of non-employee directors under the Company's Non-Employee Directors' Deferred Stock Compensation Plan. The combined number of shares (i) subject to deferred share awards and (ii) in stock unit accounts of non-employee directors as of March 1, 2001, were as follows:
      Mr. Davis, 3,554; Mr. Morse, 5,117; and Mr. Wilson 1,873. Neither share awards nor stock units carry voting rights or are transferrable. Share awards and stock units are distributed following retirement as a director.
(6) Includes 1,440 shares held by Mr. Marriott as trustee for three trusts for the benefit of his children; 1,914 shares owned by three trusts for the benefit of his children in which his wife serves as co-trustee; 315 shares owned by his wife, and 270,759 shares held by JWM Family Enterprises LP in which Mr. Marriott is President and CEO of the corporate general partner and J.W. Marriott, Jr. is the controlling stockholder.
(7) Mr. Fairbanks resigned from his position as Executive Vice President, Lodging and Senior Living Investments, of the Company effective March 30, 2001. See "Executive Compensation: Employment Arrangements."
(8) Mr. Trice resigned from his position as President and Chief Executive Officer of Crestline Hotels & Resorts, effective March 6, 2001. See "Executive Compensation: Employment Arrangements."
(9) J.W. Marriott, Jr. and Richard E. Marriott have reported and filed jointly a Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "Commission") in relation to the Company. Includes: (i) 222,484 shares for which J.W. Marriott, Jr., has the sole power to vote, or to direct the vote, and to dispose, or direct the disposition of; and (ii) 702,324 shares for which J.W. Marriott, Jr. shares the powers to vote, or to direct the vote, and to dispose, or direct the disposition of (including 416,723 shares also beneficially owned by Richard E. Marriott and 270,759 shares also beneficially owned by John W. Marriott III). Does not include (i) shares held by the adult children of J.W. Marriott, Jr.
      as trustees for trusts established for grandchildren of J.W. Marriott, Jr. and Richard E. Marriott; or (ii) shares owned directly or indirectly by certain members of the Marriott family; J. W. Marriott, Jr. disclaims beneficial ownership of all such shares. The principal address of J.W. Marriott, Jr. and Richard E. Marriott is 10400 Fernwood Road, Bethesda, Maryland 20817.
(10) Includes: 228,097 shares for which Richard E. Marriott has the sole powers to vote, or direct the vote, and to dispose, or direct the disposition of; and (ii) 653,816 shares for which Richard E. Marriott shares the powers to vote, or to direct the vote, and to dispose, or to direct the disposition of (including 416,723 shares also beneficially owned by J.W. Marriott, Jr.). Does not include (i) shares held by the adult children of Richard E. Marriott as trustees for trusts established for grandchildren of Richard E. Marriott and J.W. Marriott, Jr.; or (ii) shares owned directly or indirectly by certain members of the Marriott family; Richard E. Marriott disclaims beneficial ownership of all such shares.
(11) Represents the shares of common stock held by Blackstone Real Estate Partners II L.P. ("BRE II"); Blackstone Real Estate Holdings II L.P. ("BREH II"); Blackstone Real Estate Partners II T.E. 1 L.P. ("BRE II TE 1"); Blackstone Real Estate Partners II T.E. 2 L.P. ("BRE II TE 2"); Blackstone Real Estate Partners II T.E. 3 L.P. ("BRE II TE 3");
      Blackstone Real Estate Partners II T.E. 4 L.P. ("BRE II TE 4");
      Blackstone Real Estate Partners II T.E. 5 L.P. ("BRE II TE 5");
      Blackstone Real Estate Partners I L.P. ("BRE I"); Blackstone Real Estate Partners Two L.P. ("BRE Two"); Blackstone Real Estate Partners Three L.P. ("BRE Three"); Blackstone Real Estate Partners IV L.P. ("BRE IV"); Blackstone RE Capital Partners L.P. ("BRECP"); Blackstone RE Capital Partners II L.P. ("BRECP II"); Blackstone RE Offshore Capital Partners L.P. ("BOC"); Blackstone Real Estate Holdings L.P. ("BREH"); CR/RE L.L.C. ("CRRE"); BRE Logan Hotel Inc. ("Logan"); BRE/Cambridge L.L.C. ("Cambridge"); the general partner of BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, and BOC, Blackstone Real Estate Associates L.P.
      ("BREA"); the general partner of BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, and BRE II TE 5, Blackstone Real Estate Associates II L.P. ("BREA II"); the general partner of BREH II and BREA II, Blackstone Real Estate Management Associates II L.P. ("BREMA II"); the general partner of BREH and BREA, BREA L.L.C. ("BREA LLC"); the general partner of BREMA II, BREA II L.L.C. ("BREA II LLC"); Peter G. Peterson ("Peterson") and Stephen A. Schwarzman ("Schwarzman"), who are the founding members of BREA LLC and BREA II LLC; and John G. Schreiber, a limited partner in BREA and BREA II (collectively all such persons and entities, the "Blackstone Entities"). The Blackstone Entities have reported in a Schedule 13G under the Exchange Act filed with the Commission, that the Blackstone Entities may be deemed to beneficially own in the aggregate 1,370,423 shares of Company common stock and by reason of their ability to control BREA LLC, BREA II LLC and Logan, Peterson and Schwarzman have shared power to vote or to direct the vote and to dispose or to direct the disposition of the shares of common stock that may be deemed to be beneficially owned by BREA LLC, BREA II
      LLC and Logan and, accordingly, may be deemed to beneficially own 1,368,474 shares of common stock. The principal business address for each of the non-individual Blackstone Entities and Messrs. Peterson and Schwarzman is 345 Park Avenue, 31st Floor, New York, New York 10154. The principal business address for Mr. Schreiber is Schreiber Investments, 1115 East Illinois Road, Lake Forest, Illinois 60045.
(12) Represents the shares of common stock held by Brahman Partners II, L.P. ("BPII"); Brahman Institutional Partners, L.P. ("BIP"); BY Partners, L.P. ("BYP"); Brahman C.P.F. Partners, L.P. ("BCPF"); Brahman Management, L.L.C. ("BMLLC"), Brahman Capital Corp. ("BCC"), Peter Hochfelder, Robert
      J. Sobel and Mitchell A. Kuflik (BPII, BIP, BYP, BCPF, BMLLC, BCC and Messrs. Hochfelder, Sobel and Kuflik, collectively, the "Brahman Entities"). The Brahman Entities have reported in a Schedule 13G under the Exchange Act filed with the Commission, that the Brahman Entities could be deemed to beneficially own an aggregate of 1,391,830 shares of Company common stock: BMLLC is the sole general partner of BPII, BIP, BYP and BCPF. Pursuant to an investment advisory contract, BCC has the power to vote and dispose of shares of Company common stock held by BYP and Brahman Partners II Offshore, Ltd. ("BPO"). Messrs. Hochfelder, Sobel and Kuflik are the managing members of BMLLC and the executive officers and directors of BCC. Of the 1,391,830 shares of Company common stock, BPII has shared voting and dispositive power over 116,200; BIP has shared voting and dispositive power over 311,900; BYP has shared voting and dispositive power over 749,130; BMLLC has shared voting and dispositive power over 1,378,230; and each of Messrs. Hochfelder, Sobel and Kuflik has shared voting and dispositive power over 1,391,830. The principal business address for the Brahman Entities is 277 Park Avenue, 26th Floor, New York, New York 10172. The principal business address for BPO is c/o Citco, N.V., Kaya Flamboyan 9, Willemstad, Curacao, Netherland Antilles.
(13) Represents shares of common stock of the Company that are held by Perry Corp. Perry Corp. and Richard C. Perry reported in a Schedule 13G under the Exchange Act, filed with the Commission, that Perry Corp.
      beneficially owned 1,254,900 shares of Company common stock with sole dispositive power and sole voting power over all such shares. Richard C. Perry is the President and sole stockholder of Perry Corp. The principal business address of Perry Corp. and Richard C. Perry is 599 Lexington Avenue, New York, New York 10022.
(14) Represents the shares of common stock held by Performance Capital, L.P. ("PCI"); Performance Capital II, L.P. ("PCII"); Performance Offshore,
      Ltd. ("POL"); Brett Fialkoff, IRA, an individual retirement account for the benefit of Brett Fialkoff ("BF"), and Jordan Warner (PCI, PCII, POL, Brett Fialkoff, IRA and Mr. Warner, collectively, the "Performance Entities"). The Performance Entities have filed a report on a Schedule
      13G under the Exchange Act filed with the Commission, that indicates that the Performance Entities could be deemed to beneficially own an aggregate of 1,502,500 shares of Company common stock: Of the foregoing shares, PCI, PCII, POL, BF and Jordan Warner have reported ownership of 1,203,800 shares, 211,600 shares, 87,100 shares, 100 shares and 7,000 shares, respectively. PCI's sole general partner is Performance Capital, LLC ("PCLLC") which has sole voting and dispositive power over the shares held by PCI. PCII's sole general partner is Performance Management, LLC ("PMLLC") which has sole voting and dispositive power over the shares held by PCII. Performance Management Holding Corp. ("PMHC") is the sole investment manager of POL and has sole voting and dispositive power over the shares held by POL. BF has sole voting and dispositive power over the shares held by BF. Brian Warner has sole voting and dispositive power over the shares held by Jordan Warner. Brian Warner is the sole manager of each of PCLLC and PMLLC. Brian Warner and BF are the members of each of PCLLC and PMLLC. Brian Warner is the President and sole director of PMHC and Brian Warner and BF are its shareholders. Jordan Warner is a retired individual who resides at 137 Golf View Drive, Jericho, New York 11753. The principal business address for PCI, PCII, PCLLC, PMLLC, PMHC, Brina Warner and BF is 767 Third Avenue, 16th Floor, New York, New York 10017. The principal business address for POL is Corporate Centre, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands, B.W.I.

COMPENSATION OF DIRECTORS

  Directors who are also officers of the Company receive no additional compensation for their services as directors. Directors who are not officers of the Company and who are elected by the holders of Company common stock receive an annual retainer fee of $15,000 and 2,000 shares of Company common stock, as well as an attendance fee of $1,250 for each stockholders' meeting, meeting of the Board of Directors and meeting of a committee of the Board of Directors, regardless of the number of meetings held on a given day. The chair of each committee of the Board of Directors receives an additional annual retainer fee of $1,000. Any individual director receiving these fees may elect to defer payment of all such fees or any portion thereof pursuant to the Company's Executive Deferred Compensation Plan and/or the Company's Non-Employee Directors' Deferred Stock Compensation Plan. The Non-Employee Directors' Deferred Stock Compensation Plan provides for each non-employee director to elect to receive the annual director stock grant of 2,000 shares of Company common stock paid in lump sum immediately or in annual installments beginning at such time as such individual is no longer a member of the Board of Directors. This annual director stock grant of 2,000 is effective following each annual meeting of stockholders. Directors are also reimbursed for travel expenses and other out-of-pocket costs incurred while attending meetings or visiting the Company's hotel properties or senior living communities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons"), to file reports of beneficial ownership of Company equity securities with the SEC and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure by such Reporting Persons to file such reports on a timely basis during 2000. During 2000, the Reporting Persons of the Company were in compliance with these requirements.

EXECUTIVE COMPENSATION

Summary Compensation Table

  The following Summary Compensation Table shows the compensation paid by the Company to the Chief Executive Officer and the other four most highly compensated executive officers (other than the Chief Executive Officer) of the Company in fiscal years 1999 and 2000.

                          Fiscal                    Restricted   Stock        All Other
          Name             Year  Salary(1)  Bonus    Stock(2)  Options(#) Compensation(3)(4)
          ----            ------ --------- -------- ---------- ---------- ------------------
Bruce D. Wardinski......   2000  $600,000  $630,000 $      --   250,000        $111,885
 Chairman of the Board,
  President                1999   530,000   556,500  1,224,172  750,000          94,450
 and Chief Executive
  Officer
James L. Francis........   2000   365,000   328,000        --       --           61,850
 Executive Vice
  President and            1999   330,000   297,000    604,638  397,736          29,159
 Chief Financial Officer
Donald R. Trice(5)......   2000   300,000   150,000    259,688  125,000          13,846
 President and Chief
 Executive Officer,
 Crestline Hotels &
 Resorts
David L. Durbin.........   2000   250,000   156,250    243,282  100,000          15,548
 Executive Vice
  President of the
 Company and Chief
 Operating Officer,
 Crestline Hotels &
 Resorts
Steven J. Fairbanks(6)..   2000   250,000   187,500        --       --           36,347
 Executive Vice            1999   200,000   150,000    299,456  126,570          17,186
 President, Lodging &
 Senior Living
 Investments

--------
(1) Salary amounts include both base salary earned and paid in cash during the fiscal year, and the amount of base salary deferred at the election of the executive officer.
(2) Includes restricted stock and deferred bonus stock. Restricted stock awards are subject to general restrictions, such as continued employment and non-competition. Holders of restricted stock receive dividends and exercise voting rights on their restricted shares. Deferred bonus stock represents awards that were earned while employees at Host Marriott pursuant to its stock plans prior to the Company's spin-off but which, as part of the spin-off, were converted from Host Marriott common stock to Company common stock on a basis which did not increase or decrease the economic value of the awards. The Company is not currently awarding deferred bonus stock to its executive officers. Subject to earlier vesting resulting from death, disability, retirement at age 55 with ten years of service or approved retirement after 20 years of service, deferred bonus stock contingently vests in ten equal installments beginning one year after the award is granted. As of December 29, 2000, the total number of deferred bonus stock, restricted stock and the aggregate values of these shares, respectively, was as follows: Mr. Wardinski, 1,119 shares, 96,000 shares, $24,130 and $2,457,024; Mr. Francis, 637 shares, 48,000 shares,
     $12,820 and $1,228,512; Mr. Trice, 0 shares, 15,000 shares, $0 and
     $383,910; Mr. Durbin, 0 shares, 15,000 shares, $0 and $383,910; and Mr.
     Fairbanks, 132 shares, 24,000 shares, $2,657 and $614,256.
(3) This column includes the following Company matching contributions made under the Company's Retirement and Savings Plan and Executive Deferred Compensation Plan for fiscal 2000, respectively: Mr. Wardinski, $10,200 and $96,829; Mr. Francis, $10,200 and $49,151;

     Mr. Trice, $4,424 and $9,422; Mr. Durbin, $2,650 and $12,898; and Mr.
     Fairbanks, $10,200 and $24,935.
(4) Includes imputed income for federal income tax purposes in the amounts of $4,856, $2,499, and $1,212 for Messrs. Wardinski, Francis, and Fairbanks, respectively, resulting from interest rates below the Applicable Federal Rate charged on loans financed by the Company. See "Certain Relationships and Related Transactions" and "Other Transactions and Relationships."
(5) Mr. Trice resigned from his position as President and Chief Executive Officer, Crestline Hotels & Resorts, effective March 6, 2001.
(6) Mr. Fairbanks resigned from his position as Executive Vice President, Lodging and Senior Living Investments, of the Company, effective March 30, 2001.

Stock Option Tables

  The following two tables show information concerning options to purchase the Company's common stock granted in fiscal year 2000 under the 1998 Amended and Restated Comprehensive Stock Incentive Plan (the "Comprehensive Stock Incentive Plan").

                    Stock Option Grants In Last Fiscal Year

                                    % of Total
                                  Stock Options
                                    Granted to   Exercise            Grant Date
                    Stock Options   Employees     Price   Expiration  Present
       Name         Granted(1)(#) in Fiscal Year  ($/Sh)   Date(2)    Value(3)
       ----         ------------- -------------- -------- ---------- ----------
Bruce D.
 Wardinski.........    250,000         42.7%     $19.8200  01/21/15  $3,408,665
Donald R. Trice....    125,000         21.4      $17.3125  03/06/15  $1,473,509
David L. Durbin....    100,000         17.1      $16.2188  03/14/15  $1,104,337

--------
(1) Under the Comprehensive Stock Incentive Plan, the Company granted non-qualified options. The options generally become exercisable in annual increments of one-third of the shares covered thereby beginning on the first anniversary of the date of grant. Mr. Wardinski's options became exercisable in annual increments of two-thirds of the shares covered thereby on the first anniversary of the grant and one-third of the shares covered thereby on the second anniversary of the grant.
(2) Each option has a fifteen-year term, so long as the holder remains an employee of the Company. Mr. Trice's options expire on the earlier of the tenth anniversary of the grant or the fifth anniversary of his termination of employment.
(3) These values were established using a binomial option pricing valuation model. Assumptions used to calculate the grant date present value of option shares granted during fiscal 2000 were in accordance with Statement of Financial Accounting Standard No. 123, as follows:
  Expected Volatility--The standard deviation of the continuously compounded rates of return calculated on the average daily stock price over a period of time immediately preceding the grant to the time period since the Company's stock began trading. The volatility was 47.6%.
  Risk-Free Interest Rate--A risk-free interest rate of 6.7%, 6.3% and 6.3%, respectively.
  Dividend Yield--The expected annual dividend yield was $0.00; there were no dividends paid in the past.
  Expected Life--The expected life of the grant was ten years, calculated based on the historical expected life of similar grants.

              Aggregated Stock Option/SAR Exercises in Last Fiscal
                     Year and Fiscal Year-End Option Values

                                                       Number of Shares
                                                    Underlying Unexercised    Value of Unexercised in
                                                       Options at Fiscal      the Money Stock Options
                            Shares                       Year End (#)         at Fiscal Year End (1)
                         Acquired on     Value     ------------------------- -------------------------
          Name           Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
          ----           ------------ ------------ ----------- ------------- ----------- -------------
Bruce D. Wardinski......     --           $--        355,956      666,667    $4,488,773   $8,147,251
James L. Francis........     --            --        160,380      237,390     2,118,576    3,084,409
Donald R. Trice.........     --            --            --       125,000           --     1,035,188
David L. Durbin.........     --            --            --       100,000           --       937,520
Steven J. Fairbanks.....     --            --         44,678       84,380       688,249    1,323,416

--------
(1) Certain of these options were received as a result of the spin-off of the Company from Host Marriott to replace options to purchase shares of Host Marriott common stock on terms which did not increase or decrease the economic value of the options.

Employment Arrangements

  Certain of the terms and conditions of employment of Bruce D. Wardinski, James L. Francis, Donald R. Trice and David L. Durbin are also governed by written employment agreements which are reviewed annually for salary adjustments by the Compensation Policy Committee of the Board of Directors (the "Compensation Committee"). Mr. Wardinski and Mr. Francis receive annual salaries of $600,000 and $365,000, respectively and which, subject to renewal, continue until December 31, 2001. In the event of a termination by the Company without cause, a resignation by Mr. Wardinski or Mr. Francis for good reason (assignment of duties inconsistent with his position, requirement of work at location outside a 75-mile radius of current location, the Company's failure to pay any compensation, or a substantial reduction in compensation as a whole, excluding reductions caused by a failure to achieve performance targets), or a resignation by Mr. Wardinski or Mr. Francis for any reason upon 60 days' written notice within twenty-four months for Mr. Wardinski, or twelve months for Mr. Francis, of either a change in control of the Company or a change in the Federal income tax law that would allow Host Marriott or an entity or entities in which Host Marriott owns a substantial economic interest to operate its hotels without adversely affecting its qualification for tax purposes as a real estate investment trust (a "Tax Law Change"), then Mr. Wardinski or Mr. Francis, as the case may be, will receive continued payment of his base salary for a period of time (twenty-four months for Mr. Wardinski and twelve months for Mr. Francis), life, health and disability benefits (during the same respective periods), vesting as of the last day of employment in any unvested portion of any stock option or any restricted stock previously issued, a pro-rata share of any bonus to which he would have been entitled for the fiscal year in which the employment terminated and if the payments and benefits to be received would subject Mr. Wardinski or Mr. Francis to an excise tax on excess payments, an amount necessary to provide a net after-tax benefit equal to the amount that would have been received had such excise tax not applied. As a result of the Tax Law Change, effective January 1, 2001, Mr. Wardinski and Mr. Francis are eligible to terminate employment for any reason and receive the salary continuation and other benefits provided by their employment agreements. Both Mr. Wardinski and Mr. Francis have advised the Board of Directors that they have no present intent to terminate their employment as a result of the Tax Law Change.

  Mr. Trice resigned as President and Chief Executive Officer of Crestline Hotels & Resorts effective March 6, 2001. Effective as of that same date, Mr. Trice was appointed Vice Chairman of the Board of Directors of Crestline Hotels & Resorts. Prior to his resignation, Mr. Trice was employed pursuant to the terms of an employment agreement which continued until March 6, 2003 and provided for an annual salary of $300,000, annual incentive bonus and certain rights on termination of employment. Pursuant to agreement with Crestline Hotels & Resorts and the terms of his employment agreement, Mr. Trice will receive payment of the greater of $400,000 or his base salary of $300,000 plus a pro-rated bonus based upon the goals achieved by Mr. Trice during the fiscal year in which termination occurs and insurance benefit coverage through March 6, 2003. Mr. Trice's unvested stock options and restricted stock also vested on March 6, 2001. Crestline Hotels & Resorts has also entered into a consulting agreement with Mr. Trice to perform certain hotel management, leasing and related consulting services for a two-year period commencing on March 6, 2001, for a fee of $50,000 per year plus the reimbursement of reasonable out of pocket expenses.

  Mr. Durbin receives an annual salary of $250,000 and which, subject to renewal, continues until March 14, 2003. In the event of a termination by the Company without cause or a resignation by Mr. Durbin for good reason (assignment of duties inconsistent with his position, the Company's failure to pay any compensation or a substantial reduction in compensation as a whole, excluding reductions caused by a failure to achieve performance targets or, a change in control of the Company) Mr. Durbin will receive a pro-rated bonus based upon the goals achieved during the year in which the termination occurs plus an amount equal to the lesser of the base salary for a twelve month period or the base salary for any unexpired balance of the three year term of his employment agreement, and vesting as of the last day of employment in any unvested portion of any stock option or any restricted stock previously issued and if the payments would be subject to an excise tax on an excess payment, an amount necessary to provide a net after-tax benefit equal to the amount that would be received had such excise tax applied.

  Mr. Fairbanks terminated his employment with the Company on March 30, 2001. Pursuant to an agreement and general release between Mr. Fairbanks and the Company, Mr. Fairbanks will receive a severance payment of $262,500 paid in equal installments and insurance benefit coverage through March 31, 2002. Mr. Fairbanks will also receive 221 shares of deferred bonus stock (111 shares distributed and 110 shares paid in cash based on the average of the high and low trading prices of the Company's common stock on March 30, 2001). Mr. Fairbanks' unvested stock options vested and the exercise period was extended to 180 days after termination of employment with the Company. On March 31, 2001, the Company entered into a consulting agreement with Mr. Fairbanks ending on January 15, 2002. Mr. Fairbanks' unvested restricted stock will vest on January 15, 2002 provided that Mr. Fairbanks provides services under the consulting agreement until such date. Mr. Fairbanks' restricted stock will also vest if he is unable to perform the consulting services due to his death or disability. Mr. Fairbanks will be paid $45,000 during the term of his consulting agreement for services which will include property acquisition, development and related services.

  Certain of the terms and conditions of employment regarding severance issues for senior executives without employment agreements are governed by a written Change in Control/Separation Pay Plan (the "Separation Plan"). The Separation Plan provides a basic framework of severance benefits following a Change in Control of the Company in the event of an eligible employee's termination by the Company without cause or in the case of senior executives, termination by the employee for good reason. Employees as of June 25, 1999 and any other employees designated by the Compensation Committee of the Board of Directors are eligible to participate. The Company will pay senior executives covered by the Separation Plan twelve months' base pay and will continue to pay life, health and disability insurance during such twelve month period. In addition, the unvested portion of any stock option, restricted stock and deferred stock will vest and the employee will receive a pro-rata share of any bonus to which he or she would have been entitled. The Separation Plan terminates on December 31, 2001, and the Company cannot amend the plan in a manner adverse to the participants prior to January 1, 2002. A change in control occurs if any person acquires more than 35% of the Company's outstanding common stock or outstanding voting securities, if, immediately following a merger or consolidation, any person, who did not already own such stock, owns more than 35% of the outstanding shares of voting stock of the surviving entity, if the Company sells all or substantially all of its assets, if the directors on June 25, 1999 and directors whose nominations are approved by a majority of such directors cease to be majority of directors at any time prior to December 31, 2001, or any other event that the Board of Directors determines would materially alter the structure or business of the Company or its ownership.

PERFORMANCE GRAPH

  The following graph compares the cumulative return, since the Company's common stock was distributed by Host Marriott to its stockholders, of the Company's common stock to the total cumulative return over the same period of the common stocks in (i) the Standard & Poor's 500 Stock Index, and (ii) a peer group index of companies selected by the Company. The comparison assumes $100 was invested on December 30, 1998 in the Company's common stock and in each of the comparison groups. The comparison assumes reinvestment of dividends. The Company paid no dividends during the periods.





                             [GRAPH APPEARS HERE]

CRSP Total Returns Index for:   12/1998  12/1998  06/1999  12/1999  06/2000  12/2000
-----------------------------   -------  -------  -------  -------  -------  -------
Crestline Capital Corporation     100.0     95.1    109.3    134.1    111.0    167.5
S&P 500 Stocks                    100.0     99.8    112.0    120.9    120.3    110.1
Self-Determined Peer Group        100.0    104.9     75.3     41.7     36.7     43.3

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

To Our Stockholders

  The Compensation Committee of the Board of Directors is responsible for establishing basic principles related to compensation programs of the Company. The Compensation Committee oversees and administers our executive pay program on behalf of the Board and, by extension, our stockholders. This report provides details and background information regarding the executive pay program.

The Compensation Committee

  The Compensation Committee consists of three non-employee members of the Board of Directors. It approves executive compensation programs and policies, sets performance targets, and evaluates the performance of the Company and its senior management.

Compensation Philosophy and Programs

  The Compensation Committee believes that executive officer compensation should be closely aligned with the performance of the Company on both a short-term and long-term basis, and such compensation should assist the Company in attracting, retaining and motivating highly qualified executives. To that end, the Compensation Committee has established a compensation program for executive officers that provides, (i) competitive base salary, (ii) annual incentives that emphasize performance based compensation dependent upon achieving both Company and individual performance goals, and (iii) equity based programs to promote and enhance the long-term growth, development and financial success of the Company by aligning the personal interests of management to those of stockholders. The Compensation Committee establishes total annual compensation for senior executive officers after reviewing each component of such executive's compensation against executive compensation surveys prepared by outside compensation consultants. The surveys used for comparison reflect compensation levels and practices for companies of similar size within the lodging, real estate and senior living industries.

  The Compensation Committee reviews the data provided by these surveys with a focus on the median level of compensation to determine base salary and annual incentive levels. In addition to reviewing senior executive officers' compensation against the comparator group, the Compensation Committee also solicits appropriate input from the Company's president and chief executive officer regarding total compensation for those executives who report directly to him. The Compensation Committee then makes decisions for individual executives based on competitive levels of compensation considering experience and individual performance. Consistent with the philosophy of aligning executive compensation with stockholder value, long-term incentive awards represent a substantial portion of the total pay package for executive officers. The long-term incentive awards are targeted at the 75th percentile of selected peer group companies and reflect achievement of outstanding business performance as determined by the Compensation Committee.

Base Salary

  The Compensation Committee believes that base salary should be competitive with other companies in the lodging, real estate and senior living industries. Each position's salary band and target annual incentive opportunity is established based on the median level of total cash compensation for positions in the survey data. At least annually, the Compensation Committee reviews the performance of each senior executive and adjusts his or her base salary based on the

Compensation Committee's view of how the management team and the respective individual contribute to the overall success of the Company.

Annual Incentive Awards

  Annual Incentives are intended to reflect the Company's belief that management's contribution to medium and long-term Company performance should be measured and rewarded. The Compensation Committee has established an annual incentive program with performance measures currently tied to the meeting of certain cash flow targets, EBITDA per share, and individual performance goals. Executive annual incentive awards were based on individual performance and the Company's financial goals. The Company's outstanding financial performance for 2000 resulted in maximum awards for the financial components of the annual incentive program for 2000.

Stock Incentives

  The Company provides long-term incentives through our 1998 Comprehensive Stock Incentive Plan, which permits restricted stock, stock options, deferred stock awards and other stock-based awards. The Compensation Committee believes that management's interest should be aligned with that of the stockholders, and that stock ownership is an efficient and effective way to accomplish this goal. Restricted stock and stock options are our primary long-term incentive vehicles for senior executives. Both vehicles create an incentive for senior executives to manage our Company in a manner that creates significant long-term value for stockholders. The 1998 Comprehensive Stock Incentive Plan permits the Compensation Committee to make awards of stock with restrictions relating to either continued employment ("time-based" awards) or to performance standards that are set by the Compensation Committee ("performance-based" awards). Awards for all employees are evaluated by reviewing individual contribution, level of responsibility and industry long-term compensation information.

  The Compensation Committee believes that executive stock ownership is integral to the growth and success of the Company. As such, the Company has established a loan program to allow certain of its senior executives to purchase stock with funds borrowed from the Company on a recourse basis at 5.5% interest payable annually.

Compensation of the Chief Executive Officer

  Base Salary. Mr. Wardinski received a salary adjustment in January 2000 as a result of a compensation study conducted by an independent compensation consulting firm for the Compensation Committee. His salary was adjusted from $530,000 to $600,000.

  Annual Incentive Awards. Mr. Wardinski received a bonus award of $630,000 for 2000 under the Company's Annual Incentive Plan and pursuant to the 2000 performance criteria that was set by the Company. Mr. Wardinski received the maximum bonus award for 2000 based on the Company's outstanding performance for the year.

  Restricted Stock and Stock Options. Restricted stock and stock options are our primary long-term incentive vehicles for senior executives. Both vehicles create an incentive for senior executives to manage our Company in a manner that creates significant long-term value for stockholders.

  During 2000, the Compensation Committee retained the services of an independent outside compensation consulting firm to conduct an executive compensation study to determine the competitiveness of our total compensation program and to further link incentive plans with stockholder interest. In accordance with his employment contract during 2000 awards of stock options were granted to Mr. Wardinski. Mr. Wardinski received 250,000 stock options at an exercise price of $19.82, which was approximately 105% of the common stock price on January 27, 2000.

These options become exercisable in annual increments of two-thirds of the shares covered beginning on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant. The options set forth in the Stock Option Tables are multi-year (three-year) grants.

Impact of Internal Revenue Code Section 162(M)

  Section 162(m) of the Internal Revenue Code limits the tax deduction for compensation expense in excess of $1,000,000 a year for each of the five highest paid executive officers unless the compensation qualifies as performance-based compensation under applicable requirements of the Internal Revenue Code. The Compensation Committee's policy is to qualify executive compensation programs for the performance-based exclusion to the extent reasonably possible.

  The Board of Directors and stockholders approved the Comprehensive Stock Incentive Plan. Stock options and other stock grants under the Comprehensive Stock Incentive Plan may qualify as performance-based compensation for purposes of the deduction limit of Section 162(m). Stock grants made pursuant to the Comprehensive Stock Incentive Plan that are performance-based compensation, therefore, may be exempt as a compensation expense under Section 162(m), if so determined by the Compensation Committee. Although the Company's Annual Incentive Plan does not meet the requirements necessary for exemption as performance-based compensation, the Compensation Committee believes that incentives for performance relative to certain Company objectives, such as individual objectives and other non-financial business requirements, are relevant and appropriate. The Compensation Committee will continue to evaluate the Company's Annual Incentive Plan and believes that the stockholder's best interest was carried out in the Company's Annual Incentive Plan by retaining the discretionary portion of the Company's Annual Incentive Plan. The Compensation Committee may pay non-deductible compensation if it considers that to be in the best interest of the stockholders and the Company.

  The Compensation Committee believes that the caliber and motivation of our employees, and their leadership, are critical to our success in a competitive marketplace. The Compensation Committee believes that our compensation programs are well structured to encourage attainment of objectives and to align management's perspective with those of the Company's stockholders. We believe that the awards made in 2000 were competitive and will serve the long-term interest of the stockholders.

MEMBERS OF THE COMPENSATION POLICY COMMITTEE

Michael A. Wildish, Chairman
Adam M. Aron
William L. Wilson

AUDIT COMMITTEE REPORT

  The Directors who serve on the Audit Committee are "independent" for purposes of the New York Stock Exchange listing standards, meaning that no committee member has a relationship with the Company that may interfere with the committee's independence from the Company and management. The Audit Committee consists of three members: Messrs. Davis and Morse (Chairman) and Ms. Cromwell. The Audit Committee met seven times in 2000. Each member attended 75% or more of the meetings held in 2000 for the period during which he or she was a Director.

  Management has the primary responsibility for the Company's financial statements and overall reporting process, including the Company's system of internal controls. The independent auditors audit the annual financial statements prepared by management and render an opinion as to whether such financial statements fairly present the financial position of the Company in conformity with generally accepted accounting principals. The Audit Committee discusses with the independent auditors the results of the audit and addresses any issues they feel should be raised.

  This year, the Audit Committee reviewed the financial statements and met with both management and Arthur Andersen LLP, the Company's independent auditors ("Auditors"), to discuss the Company's financial statements. Management represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principals. The Committee has received from and discussed with the Auditors the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence discussions with Audit Committees). These items relate to the Auditors independence from the Company.

  Audit Fees. The Auditors billed $235,000 during fiscal year 2000 for professional services rendered for the audit of the Company's annual financial statements and reviews of the Company's financial statements included in the Company's quarterly financial statements on Form 10-Q.

  Financial Information Systems Design and Implementation. Arthur Andersen LLP did not bill the Company for any professional services rendered to the Company and its affiliates for fiscal 2000 in connection with financial information systems design or implementation, the operation of the Company's information systems or the management of its local area network.

  All Other Fees. The Auditors billed $156,700 plus reimbursement of $12,800 for out-of-pocket expenses during fiscal year 2000 for professional services rendered for the audits of certain subsidiaries of the Company as required under certain loan agreements, lease agreements or regulatory requirements. The Auditors also billed $40,000 for tax advisory services and $161,000 for internal audit services during fiscal year 2000.

  The Audit Committee considered and concluded that the provision of services by the Auditors was compatible with maintaining the Auditor's independence. The Audit Committee also discussed with Arthur Andersen LLP any matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees).

  Based on these reviews and discussions, we recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  General. The Company operates in the lodging and senior living industries through the management, ownership and leasing of hotels and the ownership of senior living communities. The Company is engaged in third party hotel management and currently manages or has agreements to manage 37 hotels and conference centers located in thirteen states and the District of Columbia. These hotels and conference centers are operated under management and lease agreements. The Company owns an equity interest in six of these managed hotels and conference centers. The Company also owns ten limited-service hotels, which are operated by Marriott International under a long-term management agreement. The Company also leases or subleases 99 limited-service hotels under long-term agreements, which are operated by Marriott International under long-term management agreements. In addition, the Company is one of the largest owners of senior living communities and currently owns 31 communities with nearly 7,500 units located in 13 states. All of the Company's senior living communities are operated by Marriott International under long-term operating agreements. As discussed below, the Company was previously engaged in the business of leasing full-service hotels which were sold in January 2001.

  The Company became a publicly traded company on December 29, 1998 (the "Distribution Date") when Host Marriott completed its plan of reorganizing its business by spinning off the Company to the shareholders of Host Marriott (the "Distribution") as part of a series of transactions pursuant to which Host Marriott converted into a real estate investment trust ("REIT"). In connection with the Distribution, shareholders of Host Marriott received one share of Company common stock for every ten shares of Host Marriott common stock. Because tax legislation existing at the time of the Distribution did not permit REITs to derive revenues directly from the operation of hotels, it became necessary for Host Marriott to lease or sublease its hotels to an unrelated party. By completing the Distribution, the Company became the third party leasing vehicle used by Host Marriott to lease or sublease substantially all of its hotels. On December 31, 1998, the Company entered into lease agreements to lease 121 full-service hotels and sublease 71 limited-service hotels from Host Marriott.

Relationship with Host Marriott after the Distribution

  Full-Service Hotel Leases. In connection with the Distribution, wholly-owned subsidiaries of the Company entered into leases (the "Hotel Leases") with Host Marriott on December 31, 1998 for 121 full-service hotels. As of December 29, 2000, the Company leased 118 full-service hotels from Host Marriott.

  On December 17, 1999, the Work Incentive Improvement Act was passed which contained certain tax provisions related to REITs commonly known as the REIT Modernization Act ("RMA"). Under the RMA, beginning on January 1, 2001, REITs could lease hotels to a "taxable subsidiary" if the hotel is operated and managed on behalf of such subsidiary by an independent third party. On November 13, 2000, the Company entered into an agreement with a subsidiary of Host Marriott for the purchase and sale of the Company's subsidiaries owning the leasehold interests in the full-service hotels leased from Host Marriott. Pursuant to the purchase and sale transaction, the ownership of the Company's subsidiaries owning the full-service hotel leasehold interests would be transferred to a subsidiary of Host Marriott for total consideration of $205 million in cash. On January 10, 2001, upon receipt of all required consents, the purchase and sale transaction was completed for $201 million, which reflects the deferral of the sale of one of the leases for $4 million. The Company recognized a pre-tax gain of approximately $200 million in the first quarter of 2001, net of transaction costs. The effective date of the transaction was January 1, 2001.

  The general terms discussed below still apply to the one remaining Hotel Lease with Host Marriott. Each Hotel Lease had a fixed term generally ranging from seven to ten years. The Hotel Leases had four seven-year renewal options at the option of the Company, however, Host Marriott could terminate any unexercised renewal options. The Company was required to pay the greater of (i) a minimum rent specified in each Hotel Lease, or (ii) a percentage rent based upon a specified percentage of aggregate sales from the hotel, including room sales, food and beverage sales, and other income, in excess of specified thresholds. The amount of minimum rent is increased each year based upon 50% of the increase in CPI during the previous twelve months. Percentage rent thresholds increased each year based on a blend of the increases in CPI and the Employment Cost

Index during the previous twelve months. The Hotel Leases generally provided for a rent adjustment in the event of damage, destruction, partial taking or certain capital expenditures.

  The Company was responsible for paying all of the expenses of operating the hotels, including all personnel costs, utility costs, and general repair and maintenance of the hotels. In addition, the Company was responsible for all fees payable to the hotel manager, including base and incentive management fees, chain services payments and franchise or system fees. Host Marriott was responsible for real estate and personal property taxes, property casualty insurance, equipment rent, ground lease rent, maintaining a reserve fund for FF&E replacements and capital expenditures.

  In the event that Host Marriott disposed of a hotel free and clear of the Hotel Lease, Host Marriott would generally have had to purchase the Company's interest in the Hotel Lease with the purchase price equal to the fair market value of the Company's leasehold interest in the remaining term of the Hotel Lease using a discount rate of 12%. Alternatively, Host Marriott was entitled to (i) substitute a comparable hotel for any hotel that is sold, with the terms agreed to by the Company, or (ii) sell the hotel subject to the Hotel Lease, subject to the Company's approval under certain circumstances, in lieu of payment of the purchase price. In addition, Host Marriott also had the right to terminate up to twelve Hotel Leases in connection with the sale of a leased hotel without having to pay a termination fee.

  As part of the Distribution, the Company and Host Marriott entered into guaranty and pooling agreements by which the Company and certain of its subsidiaries guarantee the Hotel Lease obligations. The Hotel Leases were placed into four different pools with all of the Hotel Leases having similar terms placed into the same pool. The parent subsidiary of each pool (the "Pool Parent") had a full guarantee obligation of the Hotel Leases in its respective pool. However, for each pool, the cumulative limit of the Company's guaranty obligation was the greater of ten percent of the aggregate rent payable for the immediately preceding fiscal year under all Hotel Leases in the pool or ten percent of the aggregate rent payable under all Hotel Leases in the pool for 1999.

  Upon the commencement of the Hotel Leases and Subleases, the Company purchased the working capital of the hotels from Host Marriott for approximately $95 million with the purchase price evidenced by notes that bore interest at 5.12%. Interest on each note was due simultaneously with the rent payment of each Hotel Lease. The principal amount of each note was due upon the termination of each Hotel Lease. As of December 29, 2000, the outstanding balance of the hotel working capital notes, including the notes for the Subleases, was approximately $90 million. In conjunction with the sale of all but one of the Hotel Leases in January 2001, $80 million of working capital notes were repaid.

  In connection with the Distribution, if the average tax basis of a hotel's FF&E and other personal property exceeded 15% of the aggregate average tax basis of the hotel's real and personal property (the "Excess FF&E"), subsidiaries of the Company and affiliates of Host Marriott entered into lease agreements (the "FF&E Leases") for the Excess FF&E. The terms of the FF&E Leases generally ranged from two to three years, and rent under the FF&E Leases was a fixed amount.

  In connection with the purchase and sale of the Company's subsidiaries owning the leasehold interests in the full-service hotel leases, the Company and Host Marriott entered into certain agreements that terminated the guarantee and pooling agreements (except as they relate to the one-full-service hotel still leased from Host Marriott) and the non-competition agreement, as well as released the Company from certain obligations under the full-service hotel leases and FF&E Leases.

  Limited-Service Hotel Subleases. Host Marriott leases 71 limited-service hotels under the Residence Inn and Courtyard by Marriott brands (the "HM-HPT Leases") from Hospitality Properties Trust, Inc. ("HPT"). The HM-HPT Leases have initial terms expiring through 2012 for the Courtyard properties and 2010 for the Residence Inn properties, and are renewable at the option of Host Marriott. In connection with the Distribution, subsidiaries of the Company entered into sublease agreements with Host Marriott for these limited-service hotels (the "Subleases"). The terms of the Subleases will expire simultaneously with the expiration of the initial term of the HM-HPT Leases. If Host Marriott elects to renew the HM-HPT Leases, the Company can elect to also renew the Subleases for the corresponding renewal term.

  Each Sublease provides that generally all of the terms in the HM-HPT Leases will apply to the Subleases. The HM-HPT Leases require the lessee to pay rent equal to (i) a fixed minimum rent plus (ii) an additional rent based upon a specified percentage of gross revenues to the extent they exceed gross revenues from a base year. In addition, the HM-HPT Leases require the lessee to pay all repair and maintenance costs, impositions, utility charges, insurance premiums and all fees payable under the hotel management agreements. Pursuant to the Subleases, subsidiaries of the Company are required to pay rent to Host Marriott equal to the minimum rent due under the HM-HPT Leases and an additional rent based on a percentage of revenues. To the extent the reserves for FF&E replacements are insufficient to meet the hotel's capital expenditure requirements, HPT is required to fund the shortfall.

  The rent payable under the Subleases is guaranteed by the Company up to a maximum of $30 million. The Company's wholly-owned subsidiaries that are party to the Subleases were capitalized with $30 million in notes from the Company payable upon demand. In addition, the Subleases contain a covenant requiring the Company to maintain a minimum net worth of $225 million.

  As a result of the RMA, Host Marriott may terminate all, but not less than all of the Subleases beginning January 1, 2001 upon payment of the termination fee equal to the fair market value of the Company's leasehold interests in the remaining term of the Subleases using a discount rate of five percent.

  For the purposes of governing certain of the ongoing relationships between the Company and Host Marriott after the Distribution and to provide mechanisms for an orderly transition, the Company and Host Marriott entered into various agreements in addition to the Hotel Leases and Subleases, as described below.

  Distribution Agreement. The Company and Host Marriott entered into a distribution agreement (the "Distribution Agreement"), which provides for, among other things, (i) the Distribution; (ii) the division between the Company and Host of certain assets and liabilities; (iii) the contribution to the Company of Host Marriott's 3% general partnership interest in a partnership, which owns a senior living community; (iv) the transfer to the Company of the 25% interest in Swissotel Management (USA) LLC; (v) a guarantee by Host Marriott on certain company debt obligations; and (vi) certain other agreements governing the relationship between the Company and Host Marriott following the Distribution. The Company also granted Host Marriott a contingent right for a period of ten years to purchase the Company's interest in Swissotel Management
(USA) LLC at fair market value in the event the tax laws are changed so that Host Marriott could own such interest without jeopardizing its status as a REIT.

  Subject to certain exceptions, the Distribution Agreement also provides for, among other things, the assumption of liabilities and cross-indemnities designed to allocate to the Company, effective as of the Distribution Date, financial responsibilities for liabilities arising out of, or in connection with, the business of the senior living communities.

  Asset Management Agreement. In connection with the Distribution, the Company entered into an asset management agreement (the "Asset Management Agreement") with Host Marriott and its affiliates for a term of two years (with a one-year automatic renewal) to provide asset management services to Host Marriott and its affiliates for its hotel portfolio. These services include: (i) monitoring property/brand performance; (ii) pursuing expansion and repositioning opportunities; (iii) overseeing capital expenditure budgets and forecasts; (iv) assessing return on investment expenditure opportunities; and (v) analyzing competitive supply conditions in each market. In 1999, the Company was paid an aggregate fixed annual fee of $4.5 million for services rendered under these contracts. In the first quarter of 2000, the Company and Host Marriott and its affiliates, renegotiated the Asset Management Agreement pursuant to a restructuring of the Company's asset management department. Under the amended Asset Management Agreement, the Company was paid a fixed fee of $3.5 million in fiscal year 2000, plus additional asset management fees totaling $625,000. The Asset Management Agreement was terminated with the sale of the full-service hotel leases in January 2001.

  Tax Sharing Agreement. The Company and Host Marriott entered into a tax sharing agreement which defines each party's rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to the Company's business for taxable years prior to the Distribution Date and with respect to certain tax attributes of the Company after the Distribution Date. Generally, Host Marriott was responsible for filing consolidated returns and paying taxes for periods through the date of the Distribution Date, and the Company will be responsible for filing returns and paying taxes for subsequent periods.

  Richard E. Marriott and J.W. Marriott, Jr. beneficially own approximately 7.8% and 6.6%, respectively, of the common stock of Host Marriott. Richard E. Marriott is the Chairman of the Board of Host Marriott and J.W. Marriott, Jr. is a director of Host Marriott.

Relationship with Marriott International

  Marriott International is the manager for all of the Company's leased or subleased limited-service hotels. The subleased limited-service hotels are managed by Marriott International under long-term management agreements between Host Marriott and Marriott International. In connection with entering into the subleases, the Company, Host Marriott and Marriott International entered into agreements whereby the existing hotel management agreements with Marriott International were assigned to the Company for the term of the corresponding hotel subleases. Marriott International is the manager of the ten limited-service hotels owned by the Company under a long-term management agreement. The Company also manages or has agreements to manage 19 hotels under franchise agreements with Marriott International under the Marriott, Renaissance, Courtyard by Marriott and Residence Inn brand names. In addition, Marriott International is the manager for all 31 senior living communities under long-term operating agreements.

  The Company is bound by a non-competition agreement with Marriott International, which in general, limits the Company's activities in the senior living area to owning, having equity interests in or lending money or otherwise financing senior living communities. Under the agreement, the Company is generally prohibited from engaging in the business of operating, managing or franchising senior living communities and from entering into a transaction or a series of transactions whereby ten or more of the Company's senior living communities or a controlling interest therein would be transferred to another party unless such party agreed to be bound by the non-competition agreement. The Company is bound by this non-competition agreement until June 17, 2010.

  Management fees earned by Marriott International in 2000 totaled $223.7 million for the full-service hotel leases, $47.1 million for the leased, subleased and owned limited-service hotels and $15.7 million for the senior living communities. Franchise fees earned by Marriott International in 2000 totaled $5.3 million for the full-service hotel leases and $4.7 million for the Company-managed hotels.

  Mr. John W. Marriott III, a director of the Company, is also Executive Vice President, Sales and Marketing of Marriott International. Mr. Marriott is the son of J.W. Marriott Jr. Mr. J.W. Marriott, Jr. and Richard E. Marriott beneficially own approximately 12.6% and 12.2%, respectively, of the outstanding Class A common stock of Marriott International. J.W. Marriott, Jr. is Chairman of the Board and Chief Executive Officer of Marriott International and Richard E. Marriott is a director of Marriott International.

Other Transactions and Relationships

  Pursuant to an Executive Stock Loan Program approved by the Board of Directors, certain executives purchased shares of Company stock at the then fair market value of the shares financed with loans from the Company. The loans bear interest at 5.5 percent and are for a maximum term of eight years, 11 months. The loans are secured by the stock purchased and are recourse to the executives. As of the end of fiscal year 2000, the outstanding loan balances for executive officers are as follows: Mr. Wardinski, $1,055,700; Mr. Francis, $529,500; Mr. Fairbanks, $263,475; Ms. Colden, $226,000; and Mr. Harvey,
$224,469.

  Louise M. Cromwell, who is a director of the Company, is Senior Counsel in the Real Estate Practice Group of the law firm of Shaw Pittman in Washington, D.C. Shaw Pittman provides certain real estate-related and employee benefit-related legal services to the Company.

  Michael A. Wildish, who is director of the Company, is a Managing Director in the investment firm of Credit Suisse First Boston. Mr. Wildish joined the firm from Donaldson, Lufkin & Jenrette ("DLJ"), which Credit Suisse First Boston acquired in November 2000. DLJ received fees totaling $52,180 in 2000 from the Company for assistance in connection with the Company's stock repurchase program. The Company is no longer using the services of DLJ or Credit Suisse First Boston for its stock repurchase program.

                                   PROPOSAL 2

                            RATIFICATION OF AUDITORS

  The Board of Directors, upon recommendation of the Audit Committee, has appointed the accounting firm of Arthur Andersen LLP to serve as the independent auditors of the Company for the 2001 fiscal year, subject to ratification by the Company's stockholders. Arthur Andersen LLP is considered by the Company's management to be well qualified.

  Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

  The favorable vote of at least a majority of the shares of Company common stock present in person or by proxy and voting at a meeting at which a quorum is present is required for ratification of the appointment of independent auditors.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF
                  ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS.

                                 OTHER MATTERS

  We do not know of any other matters to be presented at the Annual Meeting other than those discussed in this proxy statement. If, however, other matters are properly brought before the Annual Meeting, your proxies will be able to vote those matters at their discretion.

                               OTHER INFORMATION

Stockholder Proposals For 2002 Annual Meeting

  Stockholder proposals for inclusion in the proxy statement for the 2002 Annual Meeting must be received by us no later than January 21, 2002. To be considered for inclusion in the Company's proxy statement for that meeting, stockholder proposals must be in compliance with Rule 14a-8 under the Exchange Act and the Company's Bylaws and must be submitted in writing. Any such stockholder proposals must be mailed to Crestline Capital Corporation,
Attention: Corporate Secretary, 6600 Rockledge Drive, Suite 600, Bethesda, Maryland 20817.

  In addition, the Company's Bylaws require that, in order for recommendations for director nominees or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof to the Company's Corporate Secretary. Stockholders wishing to submit recommendations for director nominees to be considered by the Nominating and Corporate Governance Committee for election at the 2002 Annual Meeting must submit such recommendations in writing by mail to Crestline Capital Corporation, Attention: Corporate Secretary, 6600 Rockledge Drive, Suite 600, Bethesda, Maryland 20817. To be timely, notice of other business to be brought before the 2002 Annual Meeting or recommendations for director nominees for the 2002 Annual Meeting must be received no earlier than February 20, 2002 and no later than March 22, 2002. This notice requirement is a separate requirement from the requirement above relating to inclusion of stockholder proposals in a proxy statement.

Annual Report

  A copy of the Company's 2000 Summary Annual Report is being mailed to stockholders together with this proxy statement. A copy of the Company's Form 10-K for the 2000 fiscal year was previously mailed to you. The 2000 Summary Annual Report should be read in connection with the Form 10-K. Any stockholder who desires additional copies of the Form 10-K may obtain a copy (excluding exhibits), without charge, by addressing a request to the Corporate Secretary at 6600 Rockledge Drive, Suite 600, Bethesda, Maryland 20817. A charge equal to the reproduction cost will be made if the exhibits are requested.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ TRACY M.J. COLDEN

                                     Tracy M.J. Colden
                                     Corporate Secretary

                                                                      Appendix A

                         CRESTLINE CAPITAL CORPORATION
                                AUDIT COMMITTEE

                                    CHARTER

I. Composition and Term of Office

  A. The Audit Committee (the "Committee") shall be appointed by the Board of Directors and shall be composed of at least three Directors who are not employees of the Company and shall be free from any relationships, in the opinion of the Board of Directors, that might interfere with the exercise of independent judgment as a Committee member or violate any requirements of the New York Stock Exchange. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. The Chairman of the Committee shall be appointed by the Board of Directors. The Secretary of the Company shall serve as Committee Secretary.

  B. Members of the Committee shall serve until the next Annual Meeting of the Board of Directors or until their successors shall be duly elected and qualified.

II. Meetings

  The Committee shall hold at least three regular meetings each year and such additional meetings as may be deemed necessary by the Committee Chairman. The Chairman of the Committee will report verbally to the full Board of Directors on matters discussed at the most recent Committee meeting. At the discretion of the Board of Directors, minutes of each Committee meeting shall be submitted to the Board of Directors.

  To provide access to the Committee for the internal auditors, independent public accountants and key financial management, the Committee shall request, as deemed appropriate, attendance, at its regular meetings, of the Corporate Controller, internal audit, a representative of the independent public accountants and such other members of the Company's management as circumstances require. At least annually, the Committee should meet separately with the internal auditors and separately with the independent public accounts without members of management present.

III. Goals

  Management has primary responsibility for the Company's financial reporting subject to oversight by the Board of Directors. The Committee shall, on behalf of the Board of Directors, review management's actions in this regard. These actions shall ensure as to the Company:

  A. a fair presentation of published financial information is made in compliance with all applicable professional and regulatory requirements;

  B. controls are in place which provide reasonable assurance that financial and operating policies, procedures and controls are adequate and effective;

  C. the quality of internal and external audit efforts is adequate and the Company's public accountants are independent.

IV. Duties and Responsibilities

  A. Financial Reporting

  1. Review the Company's annual financial statements prior to issuance to the public or filing with the Securities and Exchange Commission and discuss with the Company's independent public accountants results of annual audit.

  2. The Committee, or at least its Chairman, shall review the Company's quarterly financial statements prior to issuance to the public or filing with the Securities and Exchange Commission and discuss with the Company's independent public accountants the results of the interim financial review.

  3. Meet regularly with the General Counsel to discuss legal matters that may have a significant impact on the financial statements.

B. Relationship with Independent Public Accountants

  1. Instruct the independent public accountants that they are ultimately accountable to the Board of Directors and the Committee as representatives of the shareholders.

  2. Annually select, evaluate and where appropriate, replace the independent public accountants. Recommend appointment of independent public accountants annually to the Board of Directors for submission to shareholders for approval.

  3. The Committee is responsible for ensuring that the independent public accountants submit to the Committee a formal written statement describing all relationships between the independent public accountants and the Company. The Committee is also responsible for actively engaging in dialogue with the independent public accountants regarding any disclosed relationships or services that may impact the independent public accountants independence or objectivity.

  4. Recommend that the Board of Directors take appropriate action to ensure the independence of the independent public accounts.

C. Audit Plans and Overall Control Environment

  1. Review audit plans with internal audit and independent public accountants and evaluate adequacy of proposed audit scope.

  2. Review with independent public accountants and internal audit overall adequacy of internal controls.

  3. Review with appropriate management, the General Counsel and auditors, programs to ensure compliance with the Company's policies and Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

D. Other

  1. Institute investigations of suspected improprieties on any material matter selected by the Committee, using special counsel or outside experts when necessary.

  2. Review with internal audit and appropriate management the effectiveness of controls relating to officer expenses and perquisites.

  3. Review and reassess the adequacy of the Committee charter on an annual basis.

  4. Perform any other activities consistent with this Charter, the Company's Bylaws and governing law, as the Committee or the Board of Directors deems appropriate.

                         ANNUAL MEETING OF STOCKHOLDERS
                        OF CRESTLINE CAPITAL CORPORATION

  The 2001 Annual Meeting of Stockholders of Crestline Capital Corporation will be held on Friday, June 29, 2001 at the Renaissance Portsmouth Hotel and Waterfront Conference Center, 425 Water Street, Portsmouth, Virginia. The meeting will begin at 10:00 a.m. A continental breakfast will be provided to stockholders attending the meeting beginning at 9:30 a.m. Doors to the meeting will open at 9:30 a.m.

                                 DIRECTIONS TO
                        THE RENAISSANCE PORTSMOUTH HOTEL
                        AND WATERFRONT CONFERENCE CENTER
                                425 Water Street
                           Portsmouth, Virginia 23704
                                 (800) 872-6338
                         www.portsmouthrenaissance.com

                               ----------------

 .  From Norfolk International Airport:

Take I-64 East to I-264 West to downtown Norfolk/Portsmouth. Continue on I-264 West through the downtown tunnel to Portsmouth. Take the first exit after the tunnel (Exit 7). Stay right to downtown. Follow Crawford Street to Water Street. Turn right onto Water Street. The hotel is on the left.

 .  From Norfolk's Waterside:

Take the passenger ferry or the water taxi to North Harbor Ferry Landing.

 .  From North on I-95:

Take I-95 South to Richmond. Exit on I-64 East toward Norfolk/Virginia Beach. In Hampton, exit on I-664 South and cross the Monitor-Merrimac Bridge Tunnel. Take I-264 East into Portsmouth. Take Crawford Street to Water Street. Turn right onto Water Street. The hotel is on the left.

                               ----------------

To Fellow Crestline Capital Stockholders:

Here is your 2001 Crestline Capital Corporation proxy card. Please read both sides of the card and mark,sign and date it.Then detach and return it promptly using the enclosed envelope.It is important that your shares be represented at this meeting,whether or not you attend the meeting in person. We urge you to vote your shares.

You are invited to attend the Annual Meeting of Stockholders on Friday,June 29,2001,at 10:00 a.m.at the Renaissance Portsmouth Hotel and Waterfront Conference Center.If you plan on attending the Annual Meeting,please mark the appro-priate box on your proxy card.

Thank you in advance for voting.


/s/ Tracy M.J.Colden
----------------------
Tracy M.J.Colden
Corporate Secretary




                         CRESTLINE CAPITAL CORPORATION

                                   P R O X Y

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          ON JUNE 29,2001,10:00 A.M.

The undersigned appoints each of Bruce D.Wardinski and Tracy M.J.Colden,as Proxies. Each shall have the power to appoint a substitute.Each is authorized to represent and vote,as designated on the reverse side,all shares of Crestline Capital Corporation Common Stock held of record by the undersigned on April 20,2001,at the Annual Meeting of Stockholders to be held on June 29,2001,or any adjournment or postponement thereof.The Board of Directors recommends voting FOR Proposals 1 and 2.


(change of address)
____________________________________
____________________________________
____________________________________
____________________________________


CONTINUED AND TO BE SIGNED ON REVERSE SIDE

CRESTLINE CAPITAL CORPORATION
P.O. BOX 11463
NEW YORK, N.Y. 10203-0463

                            DETACH PROXY CARD HERE

                              Please Detach Here
                You Must Detach This Portion of the Proxy Card
                 Before Returning it in the Enclosed Envelope


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated, such proxy will be voted "FOR" Proposals 1 and 2, and at the discretion of the Proxies on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

(1) Election of Directors

FOR all nominees listed below [ ]

WITHHOLD AUTHORITY to vote
for all nominees listed below [ ]

*EXCEPTIONS                   [ ]

Nominees:  Kelvin L. Davis and John B. Morse, Jr.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ___________________________________________________________________

(2) Ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for the 2001 fiscal year.

    FOR   [ ]     AGAINST    [ ]         ABSTAIN    [ ]

The proposals are fully explained in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement. To vote your proxy please mark by placing an "X" in the appropriate box, sign and date the Proxy.


                    I will attend the Annual Meeting.   [ ]

NOTE: Please sign exactly as name appears on the certificate or certifi-cates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).

Dated: _________________________________________, 2001

______________________________________________________
                     SIGNATURE
______________________________________________________
             SIGNATURE IF HELD JOINTLY


(Please sign, date and return this proxy card in the enclosed envelope.)

Votes MUST be indicated (x) in black or blue ink.  [X]